Exhibit 99.1

Kemper Corporation 200 East Randolph Street Suite 3300 Chicago, IL 60601 kemper.com
Press Release
Kemper Announces Leadership Transition

•Joseph P. Lacher, Jr. to step down as President and Chief Executive Officer and resign from the Board of Directors
•C. Thomas Evans, Jr. appointed Interim CEO
•The Board is initiating a comprehensive search to identify a new CEO

CHICAGO, October 15, 2025 — Kemper Corporation (NYSE: KMPR) today announced that Joseph P. Lacher, Jr. will step down as President and Chief Executive Officer after nearly a decade in the role and will conclude his service on Kemper’s Board of Directors, effective immediately. Lacher will remain with the Company in an advisory capacity through the end of the year to support the transition process.

The Board has established a search committee and initiated a comprehensive process to identify the Company’s next CEO.

To ensure continuity, the Board has appointed C. Thomas Evans, Jr., Kemper’s Executive Vice President, Secretary, and General Counsel, as Interim CEO. Evans brings deep knowledge about Kemper’s business, having joined in 1992 and served in multiple leadership roles. Before joining Kemper, he was in private practice at Winston & Strawn, focusing on corporate and commercial litigation.

“On behalf of the Board, I want to thank Joe for a decade of dedicated leadership at Kemper and his support throughout this transition,” said Gerry Laderman, Chairman of the Board. “We appreciate his guidance through challenging periods, including the extraordinary disruptions of the COVID-19 pandemic, and we wish him all the best.”

Laderman continued, “Looking ahead, the Board will identify the best CEO to lead Kemper into its next chapter of profitable growth. We are also confident in the team’s ability to execute on our strategic priorities and successfully navigate this period of transition. We believe in the strength of our core businesses and remain committed to delivering long-term value for our shareholders, continuing to build our culture, and deepening our connection to the communities we serve.”

“It has been a privilege to serve as CEO of Kemper for the past 10 years,” said Lacher. “I want to thank our employees, customers, investors, and the Board for their support throughout my tenure. I look forward to seeing what Kemper will achieve in this next phase. I have full confidence in the business, its people, and its potential to deliver sustained, profitable growth.”

Evans noted, “Kemper has been my professional home for more than three decades, and I look forward to working closely with the Board and management team as we navigate this transition. While we are operating in a dynamic environment, I’m confident that our solid foundation and competitive advantages position us for long-term success. We look forward to providing a financial update during our third quarter earnings call in early November.”

About Kemper

The Kemper family of companies is one of the nation's leading specialized insurers. With approximately $13 billion in assets, Kemper is improving the world of insurance by providing affordable and easy-to-use personalized solutions to individuals, families and businesses through its Kemper Auto and Kemper Life brands. Kemper serves over 4.7 million policies, is represented by approximately 24,000 agents and brokers, and has approximately 7,500 associates dedicated to meeting the ever-changing needs of its customers. Learn more about Kemper.

Contacts
Investors: Michael Marinaccio, 312.661.4930, investors@kemper.com
Media:      Barbara Ciesemier, 312.661.4521, bciesemier@kemper.com